Exhibit 10.1

Amendment of Memorandum of Understanding

Between

Gulf Pearl Ltd. and goNumerical Ltd. in partnership (the Consulting Firms)

and

Precious Investments Inc. (PNIK)

This Amendment, amends the last Memorandum of Understanding (MOU) signed between PNIK and the Consulting Firms, with an Effective Date of October 1, 2015, which superseded and replaced any previous agreements signed between PNIK and the Consulting Firms. Defined terms used herein, but not defined herein shall have the meaning set forth in the MOU. This Amendment shall be effective as of the last date signed below. The Parties agree that the Agreement shall be amended as follows:

The section titled Remuneration shall be changed to the following:

Remuneration

The Consulting Firms shall each receive 500,000 restricted shares in PNIK with the vesting terms described in the Stock Vesting Milestones section of this MOU.

In addition, for the first 2,000,000 tokens sold, the Consulting Firms shall keep 15% of any proceeds of the BitGems crowdsale as commission. For the remaining tokens (the last three million tokens) the Consulting Firms shall keep 10% of any proceeds of the BitGems crowdsale as commission.

Signed By:

goNumerical Ltd.	Precious Investments Inc.

/s/ Virgile Rostand	/s/ N. Hearn
Virgile Rostand, President	N. Hearn, CEO
2015-10-12	2015-10-12

Gulf Pearl Ltd.